EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Third Quarter Ended June 30, 2020

MCLEAN, Va., July 29, 2020 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its third fiscal quarter ended June 30, 2020.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	June 30, 2020	March 31, 2020	Change	% Change

Total investment income	$11,729	$11,492	$237	2.1%
Total expenses, net of credits	(5,646)	(4,945)	(701)	14.2
Net investment income	6,083	6,547	(464)	(7.1)
Net investment income per common share	0.195	0.21	(0.015)	(7.1)
Cash distribution per common share	0.195	0.21	(0.015)	(7.1)
Net realized gain (loss)	(107)	(3,070)	2,963	(96.5)
Net unrealized appreciation (depreciation)	8,981	(31,252)	40,233	NM
Net increase (decrease) in net assets resulting from operations	14,957	(27,775)	42,732	NM
Weighted average yield on interest-bearing investments	10.9%	10.9%	—%	—
Total invested	$55,677	$29,792	$25,885	86.9
Total repayments and net proceeds	17,084	26,405	(9,321)	(35.3)

As of:	June 30, 2020	March 31, 2020	Change	% Change

Total investments, at fair value	$446,676	$398,316	$48,360	12.1%
Fair value, as a percent of cost	90.3%	87.5%	2.8%	3.2
Net asset value per common share	$7.27	$6.99	$0.28	4.0

NM=Not Meaningful

Third Fiscal Quarter 2020 Highlights:

  Portfolio Performance: Strong company performances and liquidity management in the face of COVID-19 disruptions resulted in no payment defaults, and non-accruals declined to 1.5% of the portfolio at fair value.
  Investment Activity: Invested $53.5 million in two new proprietary portfolio companies and $2.2 million in existing portfolio companies and received $17.1 million in repayments and net proceeds resulting in net originations of $38.6 million.
  Net Unrealized Appreciation: Increased $9.0 million supported by the decrease in market spreads for comparable loan investments during the quarter and improved operating results for several credits.
  Net Asset Value: Increased 4.0% from March 31, 2020 to $226.8 million or $7.27 per share as of June 30, 2020.
  Conservative Capital Base: Maintained a debt-to-equity ratio of 101.8%.
  Credit Facility: Extended the revolving period on existing terms to July 15, 2021 and decreased the commitment amount from $190 million to $180 million.

Third Fiscal Quarter 2020 Results:

Interest income increased by $0.6 million, or 5.7%. The increase was driven mainly by an increase in the weighted average principal balance of our interest-bearing investment portfolio, which was $429.0 million for the three months ended June 30, 2020, compared to $404.3 million for the three months ended March 31, 2020, an increase of $24.7 million, or 6.1%.  Other income decreased by $0.4 million, or 79.4%, quarter over quarter, primarily due to a decrease in success fees received. Total expenses increased by 14.2% quarter over quarter, primarily due to a $0.8 million decrease in fee credits granted by the Adviser.

Net Investment Income for the quarter ended June 30, 2020 was $6.1 million, a decrease of 7.1%, as compared to the prior quarter, or $0.195 per share.

The Net Increase in Net Assets Resulting from Operations was $15.0 million, or $0.48 per share, for the quarter ended June 30, 2020, compared to the Net Decrease in Net Assets Resulting from Operations of $27.8 million, or $0.89 per share, for the quarter ended March 31, 2020. The current quarter increase was driven by $9.0 million in net portfolio appreciation during the period. The decrease in market spreads for comparable loan investments was the primary driver of the net unrealized appreciation of investments of $9.0 million for the quarter ended June 30, 2020. The increase in comparable multiples used to estimate the fair value of several of our portfolio companies also impacted the total net unrealized appreciation, partially offset by decreased performance in certain of our portfolio companies.  In part, the performance of certain of our portfolio companies was driven by the impact COVID-19 has had or is expected to have on our portfolio companies and the markets in which they operate.

Subsequent Events:  Subsequent to June 30, 2020, the following significant events occurred:

  Portfolio Activity:  In July 2020, our investment in Universal Survey Center, Inc. paid off at par for net proceeds of $14.1 million. In conjunction with the payoff, we received a prepayment fee of $0.3 million.
  Distributions Declared: In July 2020, our Board of Directors declared the following monthly distributions to common stockholders for July, August and September:
Record Date	Payment Date	Distribution per Common Share
July 24, 2020	July 31, 2020	$0.065
August 24, 2020	August 31, 2020	0.065
September 23, 2020	September 30, 2020	0.065
	Total for the Quarter	$0.195

Comments from Gladstone Capital’s President, Bob Marcotte: “The ramifications and impact of COVID-19 last quarter were certainly unprecedented; however, we are pleased to report that, on balance, our portfolio performed well, our non-accrual assets declined, and we were able to close on several attractive investments to grow our earning asset base and lift our core net interest income, which are all key drivers to maintain and grow our shareholder distributions.  While there may be additional challenges ahead, and we have a ways to go to fully recover from the unrealized losses of the prior quarter, our investment principles and strategies are intact and we are well positioned to expand our investment portfolio as a value-added capital provider to growth oriented lower middle market companies.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, July 30, 2020, at 8:30 a.m. EDT.  Please call (833) 519-1258 and enter conference number 6854369 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 6, 2020.  To hear the replay, please dial (855) 859-2056 and use conference number 6854369. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through September 30, 2020.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended June 30, 2020, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.